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                                                                    EXHIBIT 99.1

For Information Contact
-----------------------
At Greater Bay Bancorp:                    At Financial Relations Board:
David L. Kalkbrenner, President & CEO      Christina Carrabino (general
(650) 614-5767                             information)
Steven C. Smith, EVP, CAO & CFO            James Hoyne (analyst contact)
(650) 813-8222                             (415) 986-1591


FOR IMMEDIATE RELEASE

                   GREATER BAY BANCORP ANNOUNCES COMPLETION
                      OF MERGER WITH BANK OF SANTA CLARA


PALO ALTO, CA, July 24, 2000 -- Greater Bay Bancorp (Nasdaq: GBBK), a $3.7 billion in assets financial services holding company, announced today that its merger with Bank of Santa Clara was completed on July 21, 2000.

Each Bank of Santa Clara shareholder will receive 0.8499 shares of Greater Bay Bancorp stock for each share of Bank of Santa Clara in a tax-free exchange. The merger will be accounted for as a pooling of interests. Following the transaction, Bank of Santa Clara will operate as a wholly owned subsidiary of Greater Bay Bancorp. On a pro forma basis as of June 30, 2000, the combined company will have total assets of approximately $4.1 billion and shareholders' equity of approximately $270.3 million. Including the pending merger with Bank of Petaluma, the company's pro forma assets and shareholders' equity as of June 30, 2000 would be $4.3 billion and $286.6 million, respectively.

According to David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, "Bank of Santa Clara provides Greater Bay with a unique opportunity to add to our organization a high performing community bank with an excellent reputation for service. With more than 25 years of quality service in its Silicon Valley market area, Bank of Santa Clara has a proven track record of success and we are pleased that the bank has joined our Super Community Banking family. We are also pleased to welcome Thaddeus J. Whalen, Jr., a current director of Bank of Santa Clara, to the Greater Bay Board of Directors."

Ronald Reinartz, who will continue as President and Chief Executive Officer of Bank of Santa Clara, commented, "This merger enhances our ability to serve our clients and community which we expect will be very receptive to the broader array of financial services and increased lending capabilities we can now offer. We will continue to operate under the name Bank of Santa Clara with the same commitment to client and community service that we have always maintained."

Greater Bay Bancorp through its nine subsidiary banks, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce,
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along with its operating divisions serves clients throughout Silicon Valley, San
Francisco, the San Francisco Peninsula, the Contra Costa Tri-Valley Region and the Coastal Market.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed mergers are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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